EXHIBIT 10.5



DESCRIPTION OF EMPLOYEE STOCK OWNERSHIP AND
SAVINGS PLAN OF THE COMPANY (401K)



Profit Sharing / 401(k) Savings Plan

The Company also maintains an employee stock ownership and savings plan (the "Profit Sharing/Savings Plan"), which is designed to provide discretionary contributions by the Company to eligible employees' accounts based upon the profitability of the Company and to provide a means of voluntary tax-free salary deferral for employees pursuant to Section 401(k) of the Internal Revenue Code. The profit sharing aspect of the Profit Sharing/Savings Plan provides for discretionary contributions by the Company in the form of the Company's common stock or cash which will be used predominantly to purchase common stock of the Company. The Company may, at its sole discretion, credit eligible participants' accounts with cash or the Company's common stock of up to three percent of the employee's annual compensation. Eligibility requirements, vesting parameters, termination and distribution rules are substantially identical to those of the Pension Plan.

The Profit Sharing/Savings Plan also contains a 401(k) salary deferral provision, which enables eligible employees to defer a percentage of their annual compensation, not to exceed the maximum amount permitted under the Internal Revenue Code. The Company also matches, dollar-for-dollar, the amount deferred by eligible employees, for a maximum matching contribution of three percent of the participant's annual compensation. Participants may direct their deferral compensation, including any matching contributions, into several investment alternatives.